Clark Wilson LLP

Barristers & Solicitors

Patent & Trade-mark Agents

800-885 W Georgia Street

Vancouver, BC V6C 3H1

Tel.	604.687.5700
Fax	604.687.6314

Our File No.	24751-0001 / D/ljm/717388.1

May 18, 2005

Liberty Star Gold Corporation

2766 N Country Club Road

Tucson, Arizona 85716

Dear Sirs:

Re: Common Stock of Liberty Star Gold Corporation Registered on Form SB-2

                         We have acted as counsel to Liberty Star Gold Corporation, a Nevada corporation (the "Company"), in connection with the filing of a registration statement on Form SB-2 (the "Registration Statement") pertaining to the registration under the Securities Act of 1933, as amended, of up to 9,233,029 shares of the Company's common stock for resale by the selling stockholders named in the Registration Statement and below. As more particularly described in the Registration Statement, filed on May 18, 2005, the Company is registering for resale:

(a)	up to 3,888,687 shares of common stock issued in a private placement on March 22, 2005;
(b)	up to 1,944,342 shares of common stock issuable upon the exercise of common share purchase warrants issued in connection with the private placement on March 22, 2005;
(c)	up to 1,600,000 shares of common stock issued in a private placement on June 8, 2004;
(d)	up to 800,000 shares of common stock issuable upon the exercise of common share purchase warrants issued in connection with the private placement on June 8, 2004; and
(e)	up to 1,000,000 shares of common stock issued in a private placement on March 25, 2004.

(collectively the “Securities Transactions”)

We have examined the originals or certified copies of such corporate records, certificates of officers of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies or as facsimiles of copies or originals, which assumptions we have not independently verified.

Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that the shares of the Company's common stock that have been issued in the Securities Transactions were duly and validly authorized and issued, fully paid and non-assessable, and that the shares of the Company's common stock issuable upon exercise of the share purchase warrants forming part of the Securities Transactions will be duly and validly issued, as fully paid and non-assessable, upon the exercise of such share purchase warrants in accordance with their respective terms.

We are generally familiar with the General Corporation Law of the State of Nevada, the applicable provisions of the Nevada Constitution and reported judicial decisions interpreting these laws, and we have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Nevada corporation. This opinion letter is opining upon and is limited to the current federal laws of the United States and, to the limited extent set forth above, the Nevada law, including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations of the Securities and Exchange Commission.

Yours truly,

CLARK WILSON LLP

/s/ Clark Wilson LLP

BIP/ljm